Exhibit 99.1

NEWS RELEASE

Tamara Burnett
Amy Robertson
McGrath/Power Public Relations
408-727-0351
tamarab@mcgrathpower.com
amyr@mcgrathpower.com

PUMATECH ANNOUNCES RESIGNATION OF EXECUTIVE VICE PRESIDENT OF SALES STEPHEN NICOL

SAN JOSE, Calif. (08/05/02)—Pumatech, Inc. (NASDAQ: PUMA), the leading provider of synchronization software and services, today announced the resignation of Executive Vice President of Sales Stephen Nicol, who is leaving the Company to pursue personal interests. Pumatech is actively seeking a successor to direct the Company’s sales efforts. Nicol will remain a member of Pumatech’s Board of Directors.

“On behalf of the Board and the Company as a whole, I would like to thank Steve for the significant role he played in helping make Pumatech the industry leader in the synchronization software category,” said Woodson (Woody) Hobbs, Pumatech’s president and CEO.

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout an enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Siebel, Oracle, Yahoo!, NTT DoCoMo, Boeing, CNET and General Motors. The company has headquarters in Silicon Valley, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The statements concerning Pumatech’s future management plans contained in this press release are forward-looking statements that are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks relating to possible product defects and product liability, continued acceptance of Pumatech’s products, increased levels of competition, technological changes, dependence on intellectual property rights and other risks detailed from time to time in Pumatech’s periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other company and product names may be trademarks of their respective owners.